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                                                                    EXHIBIT 24.2


                                CERTIFIED RESOLUTION

       The following is a true and correct copy of a resolution of the Board of Directors of Genesis Media Group, Inc., a Delaware corporation (the "Corporation") which was duly adopted pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation dated October 27, 1998:

           RESOLVED FURTHER, that each officer and director of the Corporation who may be required to sign and execute the Registration Statement or any amendment thereto or document in connection therewith (whether for and on behalf of the Corporation, or otherwise), be, and hereby is, authorized and empowered to execute a power of attorney appointing Ramy El-Batrawi and Douglas E. Jacobson, or any one of them, his or her true and lawful attorneys-in-fact and agents to sign in his or her name, place and stead in any such capacity any and all amendments (including post-effective amendments) to the Registration Statement and any and all other documents in connection therewith, and to file the same with the SEC, each of said attorneys-in-fact to have the power and authority to do and perform, in the name and on behalf of such officers and directors who shall have executed such a power of attorney, every act whatsoever which such attorneys, or either of them, may deem necessary, appropriate or advisable to be done in connection therewith as fully as such officers and directors might or could do in person.

      In WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by its Secretary this 27th day of October 1998.

                                     GENESIS MEDIA GROUP, INC.

                                     By:  /s/ Ramy El-Batrawi
                                          --------------------------------
                                          Ramy El-Batrawi,
                                          Secretary